Exhibit 99.1
NanoString Announces $100 Million Term Loan Facility with CRG
SEATTLE - October 15, 2018 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today announced that it has entered into a new $100 million term loan facility with the CR Group L.P. (CRG), a health care focused investment firm.
The proceeds of the initial draw under the CRG term loan facility, made in the aggregate principal amount of $60 million, will be used to refinance NanoString’s existing CRG term loan facility, under which approximately $50 million is currently outstanding, for working capital and general corporate purposes and for transaction-related fees and expenses.
“This financing illustrates the confidence of our existing capital partners at CRG in the health and growth trajectory of our core nCounter® franchise, as well as in the anticipated launch of our GeoMx™ Digital Spatial Profiling platform,” said Thomas Bailey, CFO of NanoString Technologies. “This new credit facility provides us with approximately $8 million in immediate net proceeds after repaying our existing debt, reduces our interest rate, and extends the maturity of our debt until late 2024. In addition, the new agreement provides us the option to expand the facility for up to $40 million more proceeds in the future.”
Key terms of the new CRG term loan facility include:

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Proceeds: up to $100 million of gross proceeds, with $60 million drawn at close and up to $40 million in additional borrowings available at the Company’s option. Of the $40 million of additional borrowing capacity, $20 million is available at any time up to June 30, 2019 subject to no additional terms or conditions and $20 million is available after December 31, 2019 subject to the Company achieving certain product and service revenue thresholds.

•	Term: six years, maturing on September 30, 2024, adding approximately two and a half additional years until maturity as compared to the Company’s existing CRG term loan facility.

•	Payment Terms: interest only for the entire six year term, as compared to interest only through the first quarter of 2021 under the current CRG facility.

•	Interest: 10.5%, including the option to elect to accrue up to 3% of interest cost in the form of additional term loan amounts, as compared to 12% and 3.5% respectively under the current CRG facility.

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Warrants: warrants to purchase an aggregate of 341,578 shares of common stock (representing 0.9% of the Company’s fully-diluted shares outstanding, assuming conversion of outstanding convertible securities, including the shares underlying the warrant) will be immediately issued to certain affiliates of CRG, and, in the event additional amounts are drawn, an additional warrant will be issued on each subsequent draw date for an aggregate of 0.3% of the fully-diluted shares then outstanding. The strike price for each warrant will be set at a 25% premium to the average closing trading price for the 30 trading days ending as of the date immediately before the applicable draw date.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 2,000 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
About CRG
CRG is a premier healthcare-focused investment firm that has committed more than $3.0 billion of assets across three funds to date. The firm seeks to commit between $20 to $300 million in each investment across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, Houston and New York. For more information, please visit www.crglp.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the company’s anticipated uses of amounts borrowed under its credit facilities, the growth trajectory of the company’s nCounter franchise, the anticipated launch of new platforms and the anticipated increases to the company’s liquidity. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact:
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768